Exhibit 99.1

Special Jetwire – A Message from Doug Parker and Robert Isom

Thursday, July 2, 2020

Dear fellow team members,

As we navigate the ongoing coronavirus (COVID-19) pandemic, it’s imperative that we stay the course with our goals of bolstering liquidity, conserving cash and encouraging customers to travel.

Bolstering liquidity

We continue to make good progress to improve our liquidity, as evidenced last week with our raise of an additional $4.5 billion. We used $1 billion of the proceeds from these transactions to repay the recently arranged bridge term loan scheduled to mature in March 2021. Refinancing this loan means we won’t have any large non-aircraft debt obligations until 2022. Separately, we have signed a term sheet with the U.S. Department of the Treasury for a $4.75 billion loan under the CARES Act. We have to complete some legal work to reach a definitive credit agreement, but we expect to finalize that loan during the third quarter. Adding the expected CARES Act financing to our cash balance at the end of the second quarter results in liquidity of approximately $15 billion.

Conserving cash

We have also taken a number of steps to reduce costs and preserve cash. On the cost side, we removed more than $14.5 billion from our operating and capital budgets this year. This results in a positive trend on our cash burn rate, from more than $100 million per day in April to less than $35 million per day at the end of June. Our cash conservation is also helped by an improving trend in cash receipts: We saw approximately $11 million in cash receipts in April, $358 million in May and more than $1 billion in June. While that improvement is encouraging, it’s compared to an average of $4.2 billion each month during the same period in 2019, so we have a ways to go.

Encouraging customers to travel

As we have taken steps to promote public health on our aircraft, we have seen load factors moving in the right direction. Our system load factor has increased from 15% in April to 45% in May to 63% in June. This ability to meet customer demand is only made possible by putting safety and our commitment to clean travel at the forefront of our decisions. Face coverings are now mandatory for all customers and team members while at work. As team members report to work every day, we have temperature checkpoints in place, and we’re also asking customers to certify they are symptom-free before traveling. We have also started a new collaboration with Vanderbilt University Medical Center to create a Travel Health Advisory Panel, which will advise on health and cleaning matters. Finally, American is the first airline to work with the Global Biorisk Advisory Council on GBAC STAR Accreditation for our cleaning and disinfection practices for aircraft and lounges.

These efforts are crucial, and we like the trends they are driving. In April we flew 965,000 customers. In May that number improved to 2.7 million, and in June, it grew to 4.2 million. But to be clear, even with traffic trending upward, the absolute numbers behind these improvements are quite somber: The customer count for the same period last year was between 17 and 19 million each month.

With that in mind, yesterday we announced changes to our international schedule for 2021. We expect summer 2021 long-haul international capacity to be down 25% versus 2019, and we also plan to exit 19 international routes from six of our hubs. You can read the full details on Jetnet.

Special Jetwire – A Message from Doug Parker and Robert Isom

Thursday, July 2, 2020

These network changes reflect the near-term reality of operating a smaller airline, and they give us a clearer line of sight to our staffing needs for the year ahead. We currently anticipate having 20 to 30% — or more than 20,000 — more team members on payroll than we need to operate our schedule this fall. To be clear, this doesn’t mean 20,000 of our team members will be furloughed in October, it simply means we still have work to do to right-size our team for the airline we will operate. We are committed to resetting the airline using a different playbook than the one of past crises where last in, first out furloughs were the expected result. We continue to work with our union partners to find creative solutions that involve voluntary leaves and early-out programs.

Each of you continue to play a key role in American’s ability to navigate the pandemic. Thank you for welcoming our customers to the new way we travel and for ensuring they want to come back to American. The care you are providing customers, each other and our company is appreciated today more than ever.

You have our continued commitment that we will keep doing everything we can to strengthen our financial footing, aggressively manage our costs and cash burn, and deliver programs that give customers the confidence they need to fly again. We are in this together, and together, we will prevail.

Doug and Robert